                                                                                                                Cyclacel Pharmaceuticals, Inc.

CYCLACEL PHARMACEUTICALS ANNOUNCES FOURTH QUARTER AND YEAR END 2006
FINANCIAL RESULTS AND CORPORATE HIGHLIGHTS

CONFERENCE CALL TO BE HELD TODAY AT 8:00 AM EDT

BERKELEY HEIGHTS, NJ, March 15, 2007 – Cyclacel Pharmaceuticals, Inc. (Nasdaq: CYCC) (Nasdaq: CYCCP) today announced financial results and progress for the quarter and year ended December 31, 2006. Net loss for the fourth quarter of 2006 was $5.5 million or $0.36 per share. As of December 31, 2006 cash, cash equivalents and marketable securities totalled $54.0 million. On February 20, 2007 Cyclacel completed a registered direct financing with gross proceeds of $36.0 million.

“Cyclacel is committed to building a significant pipeline of novel cell cycle modulating compounds. We have made excellent progress in meeting this objective over the last year,” noted Spiro Rombotis, President and Chief Executive Officer of Cyclacel Pharmaceuticals. “With the resources from our financings, we are well positioned to pursue clinical programs with our three development-stage candidates, seliciclib, sapacitabine and CYC116, in multiple indications, as well as advance our preclinical pipeline consisting of multiple compounds from several classes.”

 The company achieved key corporate milestones during the year and through early 2007:

•

Initiated the “APPRAISE” trial for its CDK inhibitor seliciclib, a Phase IIb, multi-center, randomized, double-blinded study, which is evaluating the efficacy and safety of the compound as a single agent, for previously treated patients with non-small cell lung cancer (NSCLC). Enrollment for the study remains on track.

•

Announced its intention to commence a Phase II randomized trial of seliciclib in patients with nasopharyngeal cancer (NPC).

•

Presented in November 2006 Phase I data of its nucleoside analogue sapacitabine in solid tumors at the 18th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapies.

•

Reported interim data from a Phase I trial of sapacitabine used as a single-agent in Advanced Myelogenous Leukemia (AML) and myelodysplastic syndromes (MDS) suggesting that the compound has anti-leukemic activity in AML and MDS patients in blast crisis refractory to ara-C or decitabine.

•

Submitted to FDA an Investigational New Drug (IND) application to begin clinical trials in oncology patients of its third drug candidate, CYC116, an orally-available inhibitor of Aurora kinases A and B and VEGFR2.

•

Strengthened the Company’s management team with the appointment of John Womelsdorf, Ph.D., as Vice President, Business Development.  Dr. Womelsdorf has more than 20 years of experience in business development with leadership roles at Johnson & Johnson, Roche and Baxter International.

•

Strengthened its balance sheet by completing a $45.3 million private placement during the year and a $36.0 million registered direct offering in February 2007.

•

Enhanced the Board of Directors with the appointment of Pierre Legault in March 2007 as a non-executive director and chairman of the Audit Committee. Mr. Legault is currently Executive Vice President, The Jean Coutu Group (PJC) Inc. and President US, Brooks Eckerd. He previously held senior financial and management positions in various pharmaceutical companies, including Sanofi-Aventis, as President and CEO, Dermatology division, Senior Vice President and Chief

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www.cyclacel.com  –  info@cyclacel.com

Financial Officer of Aventis (US & Europe), and other roles at Hoechst Marion Roussel and Marion Merrell Dow.  With his appointment the number of directors increases to eight.

The Company anticipates a number of highlights for the remainder of 2007:

•

Present preclinical data of seliciclib in combination with EGFR inhibitors in NSCLC at the American Association of Cancer Research (AACR) annual meeting in April 2007.

•

Present study data from the Phase I trial of sapacitabine used as a single-agent in advanced leukemias and myelodysplastic syndromes at the American Society of Clinical Oncology (ASCO) Annual Meeting in June 2007.

•

Begin Phase I clinical trials for CYC116, the company’s orally-available inhibitor of Aurora kinases A and B and VEGFR2, during the second quarter of 2007.

•

Present headline data from the “APPRAISE” trial of seliciclib during the fourth quarter of 2007.

•

Initiate several new Phase II clinical trials for seliciclib and sapacitabine in patients with both solid tumors and hematologic malignancies.

Financial Highlights

Total research and development (R&D) expenses in the fourth quarter of 2006 were $4.0 million as compared to $3.7 million in the fourth quarter of 2005. The increase in R&D expense in the fourth quarter, compared to the same period in 2005, was primarily related to increased spending on clinical trials and personnel costs, including charges for stock-based compensation.

Total general and administrative expenses (G&A) for the fourth quarter of 2006 were $2.8 million as compared to $1.6 million in the fourth quarter of 2005. The increased spending in the fourth quarter of 2006 compared to the same period in 2005, was primarily related to increased expense related to compensation and benefits, including charges for stock-based compensation, facilities costs and fees associated with internal financial systems.

Cyclacel also reported financial results for the year ended December 31, 2006.

Total R&D expenses for the year ended December 31, 2006 were $21.2 million compared to $15.8 million in the year ended December 31, 2005. The overall increase is primarily related to (i) the increase in the charge for stock-based compensation expense of $6.5 million in the year ended December 31, 2006 compared to the same period in 2005 and (ii) the increase in R&D expenditure on CYC116 as activities focused on IND-directed studies of this program culminating in the filing of an IND on schedule in December 2006, offset by reduced spending on seliciclib with the completion of Phase IIa trials prior to initiating the “APPRAISE” trial during the second half of 2006.

Total G&A expenses for the year ended December 31, 2006 were $12.3 million compared to $5.3 million in the year ended December 31, 2005. The overall increase is primarily related to an increase in compensation and benefit expenses, including an increase in the charge for stock-based compensation of $3.4 million, as well as regulatory, insurance and facilities costs and fees associated with internal financial systems.

The net loss for the year ended December 31, 2006, was $32.1 million, or $2.06 per share, compared to a net loss for the year ended December 31, 2005 of $29.9 million, or $4.50 per share. In 2006, the company incurred a $9.6 million non-cash stock-based compensation expense.

In 2007, Cyclacel expects a net cash burn rate of approximately $29 million. The expected increase compared to 2006 is primarily attributable to clinical trial activities for seliciclib, sapacitabine and CYC116.

CYCLACEL PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended December 31,		Year ended December 31,		Period from August 13, 1996 (inception) to December 31,
	2006	2005	2006	2005	2006
	$000, except per share and share amounts
Revenues:
Collaboration and research and development revenue	79	77	231	245	2,990
Grant revenue	38	(7)	156	111	3,477
	117	70	387	356	6,467
Operating expenses:(1)
Research and development	(4,009)	(3,746)	(21,205)	(15,841)	(121,975)
General and administrative	(2,863)	(1,634)	(12,319)	(5,290)	(35,953)
Other restructuring costs	—	—	(225)	—	(225)
Total operating expenses	(6,872)	(5,380)	(33,749)	(21,131)	(158,153)
Operating loss	(6,755)	(5,310)	(33,362)	(20,775)	(151,686)
Other income (expense):
Costs associated with aborted 2004 IPO	—	—	—	—	(3,550)
Change in valuation of derivative	(53)	—	(215)	—	(215)
Interest income	763	283	2,328	887	8,607
Interest expense	(76	(6)	(254)	(60)	(3,916)
Total other income (expense)	634	277	1,859	827	926
Loss before taxes	(6,121)	(5,033)	(31,503)	(19,948)	(150,760)
Income tax benefit	586	(394)	2,245	1,900	12,484
Net loss	(5,535)	(4,639)	(29,258)	(18,048)	(138,276)
Dividends on Preferred Ordinary shares	—	(2,966)	(2,827)	(11,876)	(38,123)
Net loss applicable to ordinary shareholders	(5,535)	(7,605)	(32,085)	(29,924)	(176,399)
Net loss per share – basic and diluted	($0.36)	($1.14)	($2.06)	($4.50)
Weighted average shares	15,550,161	6,656,731	15,550,161	6,656,731

(1) Amounts include stock-based compensation, consisting of stock-based compensation expense under SFAS 123R, the amortization of deferred stock-based compensation and the value of options issued to non-employees for services rendered, allocated as follows:

	Three months ended December 31		Year ended December 31,		Period from August 13, 1996 (inception) to December 31,
	2006	2005	2006	2005	2006
	$000	$000	$000	$000	$000

Research and development	(178)	398	(6,230)	295	(8,096)
General and administrative	(108)	115	(3,370)	39	(4,057)
	(6,126)	513	(9,600)	334	(12,153)

CYCLACEL PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	As of December 31 2006	As of December 31, 2005
	$000	$000
ASSETS
Current assets:
Cash and cash equivalents	44,238	3,117
Short-term investments	9,764	10,690
Prepaid expenses and other current assets	4,163	3,219
Total current assets	58,165	17,026
Property, plant and equipment (net)	2,121	2,045
Deposits and other assets	241	—
Goodwill	2,749	—
Total assets	63,276	19,071
LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable	2,175	2,159
Amounts due to Cyclacel Group plc	—	10,467
Accrued liabilities	3,224	1,869
Other current liabilities	290	128
Derivative liability	1,135	—
Current portion of other accrued restructuring charges	908	—
Current portion of equipment financing	89	251
Total current liabilities	7,921	14,874
Other accrued restructuring charges, net of current	1,436	—
Equipment financing, net of current	—	78
Total liabilities	9,357	14,952

Stockholders’ equity:	53,919	4,119
Total liabilities and stockholders’ equity	63,276	19,071

 SOURCE: Cyclacel Pharmaceuticals, Inc.

CONFERENCE CALL and WEBCAST

The company will host a conference call and live webcast at 8:00 am EDT today. The live webcast can be accessed at:

http://w.on24.com/r.htm?e=39296&s=1&k=936E6F29B2D656208DDB4C17BC4028D9

or via the Cyclacel Pharmaceuticals website at www.cyclacel.com. If you do not have Internet access, the U.S./Canada call-in number is 888-603-6873, conference code 8497992, and the international call-in number is 973-582-2706, conference code 8497992.

An audio replay will be available for one week after the live call for U.S./Canada callers at 877-519-4471, conference code 8068920, and for international callers at 973-341-3080, conference code 8497992. The webcast will be archived for 90 days.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a biopharmaceutical company dedicated to the discovery, development and commercialization of novel, mechanism-targeted drugs to treat human cancers and other serious disorders. The Company is currently evaluating seliciclib (CYC202), an orally-available cyclin dependent kinase inhibitor, in Phase IIb clinical trials for the treatment of lung cancer. Sapacitabine (CYC682), an orally-available, cell cycle modulating nucleoside analog, is in Phase I clinical trials for the treatment of cancer. CYC116, an orally-available, Aurora kinase and VEGFR2 inhibitor, is at the IND stage. Several additional programs are at an earlier stage.

About Seliciclib

Seliciclib is an orally-available cyclin dependent kinase (CDK) inhibitor that selectively inhibits multiple enzyme targets, CDK2/E, CDK2/A, CDK7 and CDK9, that are central to the process of cell division and cell cycle control. Seliciclib has been evaluated in approximately 250 patients, including patients with advanced NSCLC in which seliciclib was administered in combination with gemcitabine and cisplatin as first-line treatment and with docetaxel as second-line treatment.

Seliciclib is currently being evaluated as a third-line treatment for Non-Small Cell Lung Cancer (NSCLC) in the Phase IIb, multi-center, randomized, double-blinded “APPRAISE” trial with the goal of generating a strong signal of activity (in terms of Progression Free Survival). Cyclacel also intends to initiate a Phase II trial of seliciclib as a treatment for patients with nasopharyngeal cancer (NPC), a disease related to the Epstein-Barr Virus, in the second half of 2007.

About Sapacitabine

Sapacitabine is an oral nucleoside analog prodrug that acts through a dual mechanism. The compound interferes with DNA synthesis by causing single-strand DNA breaks and induces arrest of the cell division cycle. Both sapacitabine and its major metabolite, CNDAC, have demonstrated in preclinical studies potent anti-tumor activity in both hematological and solid tumors. The company has conducted three Phase I clinical trials in solid tumors and is completing a Phase I study in hematological tumors conducted by Dr. Hagop Kantarjian, Professor of Medicine and Chairman of the Leukemia Department at M.D. Anderson Cancer Center (UTMDACC) in Houston, Texas.

Based on the results of these two studies, Cyclacel plans to initiate Phase II trials of sapacitabine in 2007 to evaluate the drug in both hematological and solid tumors.

About CYC116

CYC116 is an orally-available inhibitor of Aurora kinases A and B and VEGFR2. In December 2006, Cyclacel submitted to FDA an Investigational New Drug (IND) application to begin clinical trials of CYC116. Phase I trials will be conducted at multiple centers in the US evaluating the safety profile of CYC116 as a single agent in patients with both hematological and solid tumors.

Please visit http://www.cyclacel.com/cyc/investors/news/pressreleases/ for additional information on the above highlights.

Note: The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc.

Risk Factors

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety, and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that Cyclacel will not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed under "Risk Factors" in the registration statement on Forms S-3 (File No. 333-134945) and S-4 (File No. 333-131225) and in the other reports of Cyclacel filed with the SEC.

Contacts for Cyclacel:

For Investors:

TS Communications Group, LLC

(914) 921-5900

Tara Spiess / Andrea Romstad

For Media:

Feinstein Kean Healthcare

(617) 577-8110

Robert Gottlieb/Kate Weiss